ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated December 7, 2011

JPMorgan Chase & Co. Trigger Yield Optimization Notes

Linked to the common stock of Staples, Inc. due on or about December 14, 2012

Linked to the American depositary shares of Siemens AG (Siemens Aktiengesellschaft) due on or about December 14, 2012
Linked to the common stock of Hess Corporation due on or about December 14, 2012
Linked to the common stock of Oracle Corporation due on or about December 14, 2012

Investment Description

Trigger Yield Optimization Notes are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. (“JPMorgan Chase”) (each a “Note” and collectively, the “Notes”) linked to the performance of the common stock (or American depositary shares) of a specific company (the “Underlying Stock”). The issue price of each Note will be equal to the closing price of the applicable Underlying Stock on the Trade Date. On a monthly basis, JPMorgan Chase will pay you a coupon regardless of the performance of the applicable Underlying Stock. At maturity, JPMorgan Chase will either pay you the principal amount per Note or, if the closing price of the applicable Underlying Stock on the Final Valuation Date is below the specified Trigger Price, JPMorgan Chase will deliver to you one share of the applicable Underlying Stock per Note (subject to adjustments in the case of certain corporate events described in the accompanying Trigger Yield Optimization Notes product supplement no. UBS-1-I under “General Terms of the Notes — Anti-Dilution Adjustments,” in the sole discretion of the calculation agent). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the applicable Underlying Stock at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Income — Regardless of the performance of the applicable Underlying Stock, JPMorgan Chase will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the applicable Underlying Stock at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes.
❑	Contingent Repayment of Principal Amount at Maturity — If the price of the applicable Underlying Stock does not close below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the applicable Underlying Stock. If the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will deliver to you one share of the applicable Underlying Stock per Note at maturity, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	December 9, 2011
Settlement Date[1]	December 14, 2011
Final Valuation Date[2]	December 10, 2012
Maturity Date[2]	December 14, 2012

[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of the Final Valuation Date” in the accompanying product supplement no. UBS-1-I

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1-I BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

This free writing prospectus relates to four (4) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in any of the four (4) Note offerings or, at your election, in two or more of the offerings. This free writing prospectus does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to the applicable Principal Amount and multiples thereof. Each of the four Note offerings is linked to the common stock (or American depositary shares) of a different company, and each of the four Note offerings has a different Coupon Rate, Initial Price and Trigger Price. The actual Coupon Rate, Initial Price and Trigger Price for each Note offering will be set on the Trade Date and the actual Coupon Rate for each Note will not be less than the bottom of the applicable range listed below. The performance of each Note will not depend on the performance of any other Note.

Underlying Stock	Coupon Rate	Initial Price	Trigger Price*	CUSIP	ISIN
Common stock of Staples, Inc.	8.00% to 10.25% per annum		75% of Initial Price	48126B772	US48126B7727
American depositary shares of Siemens AG	8.00% to 10.00% per annum		75% of Initial Price	48126B780	US48126B7800
(Siemens Aktiengesellschaft)
Common stock of Hess Corporation	9.00% to 11.50% per annum		70% of Initial Price	48126B814	US48126B8147
Common stock of Oracle Corporation	8.00% to 10.25% per annum		80% of Initial Price	48126B798	US48126B7982

*	The Trigger Price for each Underlying Stock may be rounded up to the nearest cent.

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-1-i dated November 21, 2011 and this free writing prospectus. The terms of the Notes as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-1-I, will supersede the terms set forth in product supplement no. UBS-1-I. In particular, please refer to “Additional Terms Specific to the Notes” in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes Linked to	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of Staples, Inc.		100%		2.00%		98.00%
American depositary shares of Siemens AG		100%		2.00%		98.00%
(Siemens Aktiengesellschaft)
Common stock of Hess Corporation		100%		2.00%		98.00%
Common stock of Oracle Corporation		100%		2.00%		98.00%

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-17 of the accompanying product supplement no. UBS-1-I and “Supplemental Underwriting Information (Conflicts of Interest)” in this free writing prospectus.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed 2.00% of the principal amount per Note.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to four (4) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the four (4) Note offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-1-I dated November 21, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-1-I, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated November 21, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007734/e46113_424b2.pdf
t	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
t	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this free writing prospectus, notwithstanding anything to the contrary set forth under “General Terms of Notes — Calculation Agent” in the accompanying product supplement no. UBS-1-I, all calculations with respect to the Trigger Price may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.
t	You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Trigger Price and, if it is, you can tolerate receiving shares of the applicable Underlying Stock at maturity worth less than your principal amount or that may have no value at all.
t	You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your return at maturity is limited to the coupons paid on the applicable Note.
t	You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.
t	You would be willing to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual applicable Coupon Rate will be determined on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).
t	You are willing and able to hold the Notes to maturity, a term of 12 months.
t	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”) is willing to trade the Notes.
t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You require an investment designed to provide a full return of principal at maturity.
t	You are not willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.
t	You believe the Final Price of the applicable Underlying Stock is likely to be below the applicable Trigger Price, which could result in a total loss of your initial investment.
t	You cannot tolerate receiving shares of the applicable Underlying Stock at maturity worth less than your principal amount or that may have no value at all.
t	You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.
t	You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You would be unwilling to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual applicable Coupon Rate will be determined on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).
t	You are unable or unwilling to hold the Notes to maturity, a term of 12 months, and seek an investment for which there will be an active secondary market.
t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-1-I for risks related to an investment in the Notes.

Indicative Terms

Issuer:	JPMorgan Chase & Co.
Issue Price per Note:	Equal to 100% of the principal amount per Note
Principal Amount per Note:	Equal to the Initial Price (as defined below) of the applicable Underlying Stock
Underlying Stock:	Common stock of Staples, Inc. American depositary shares of Siemens AG (Siemens Aktiengesellschaft) Common stock of Hess Corporation Common stock of Oracle Corporation
Term:	12 months. The Notes are expected to price on or about December 9, 2011 and settle on or about December 14, 2011.
Coupon Payment:	Coupons paid in arrears in twelve equal monthly installments based on the applicable Coupon Rate, regardless of the performance of the applicable Underlying Stock. The Coupon Rate is expected to be between (i) 8.00% and 10.25% per annum for Notes linked to the common stock of Staples, Inc.; (ii) 8.00% and 10.00% per annum for Notes linked to the American depositary shares of Siemens AG (Siemens Aktiengesellschaft); (iii) 9.00% and 11.50% per annum for Notes linked to the common stock of Hess Corporation; and (iv) 8.00% and 10.25% per annum for Notes linked to the common stock of Oracle Corporation. The actual Coupon Rate for each Note will be set on the Trade Date.
1st Installment through 12th Installment:	For Notes linked to the common stock of Staples, Inc.: expected to be between 0.6667% and 0.8542%
For Notes linked to the American depositary shares of Siemens AG (Siemens Aktiengesellschaft): expected to be between 0.6667% and 0.8333%
For Notes linked to the common stock of Hess Corporation: expected to be between 0.7500% and 0.9583%
For Notes linked to the common stock of Oracle Corporation: expected to be between 0.6667% and 0.8542%
The actual installment amounts will be based on the Coupon Rate and set on the Trade Date.
Trigger Price(1):	A percentage of the applicable Initial Price, as specified on the cover of this free writing prospectus
Payment at Maturity (per Note)(2):	If the Final Price of the applicable Underlying Stock is not below the applicable Trigger Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to your principal amount plus accrued and unpaid interest.
If the Final Price of the applicable Underlying Stock is below the applicable Trigger Price on the Final Valuation Date, at maturity we will deliver to you one share of the applicable Underlying Stock (subject to adjustments) for each Note you own plus accrued and unpaid interest.
Share Delivery Amount(2):	One share of the applicable Underlying Stock, subject to adjustments upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-1-I.
Initial Price:	The closing price of the applicable Underlying Stock on the Trade Date
Final Price:	The closing price of the applicable Underlying Stock on the Final Valuation Date

(1)	The Trigger Price for each Underlying Stock may be rounded up to the nearest cent.
(2)	If the calculation agent adjusts the number of shares of the applicable Underlying Stock due to be delivered to you for certain corporate events affecting the applicable Underlying Stock, we will pay cash in lieu of delivering any fractional shares of the applicable Underlying Stock in an amount equal to that fraction multiplied by the closing price of the applicable Underlying Stock on the Final Valuation Date.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupons will be payable in arrears in twelve equal monthly installments on the Coupon Payment Dates listed below:

January 17, 2012	July 16, 2012
February 14, 2012	August 14, 2012
March 14, 2012	September 14, 2012
April 16, 2012	October 15, 2012
May 14, 2012	November 14, 2012
June 14, 2012	December 14, 2012

Any payment on your Notes that would otherwise be due on a Coupon Payment Date that is not a business day will instead be payable on the next day that is a business day, with the same effect as if paid on the original due date.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. Subject to the discussion in that section, and based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as units each comprising an Option and a debt component for U.S. federal income tax purposes. We will determine the portion of each Coupon Payment that we will allocate to interest on the debt component and to Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. If the Notes had priced on December 6, 2011, we would have allocated as interest on the debt component and as Premium the following amounts:

	Coupon Rate per Annum	Interest on Debt Component per Annum	Premium Component per Annum
Underlying Stock
Common stock of Staples, Inc.	9.125%	1.48%	7.645%
American depositary shares of Siemens AG	9.00%	1.48%	7.52%
(Siemens Aktiengesellschaft)
Common stock of Hess Corporation	10.25%	1.48%	8.77%
Common stock of Oracle Corporation	9.125%	1.48%	7.645%

The actual Coupon Rate and allocation that we will determine for each Note offering will be determined on the Trade Date and may differ from the applicable hypothetical Coupon Rate and allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Trade Date. Assuming the treatment and allocation described above are respected, (a) interest on the debt component will be taxed as ordinary income, while the Premium will not be taken into account prior to maturity or sale, and (b) assuming that you are an initial holder of Notes purchasing the Notes at the Initial Price for cash, (i) if at maturity the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Premium received, and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Premium or the Underlying Stock received; instead, the total Premium will reduce your basis in the Underlying Stock.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character of income or loss (including whether the Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the Initial Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the debt component and the Option.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes. We will pay you the principal amount of your Notes in cash only if the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Trigger Price and only at maturity. If the Final Price of the applicable Underlying Stock is below the applicable Trigger Price, we will deliver to you one share of the applicable Underlying Stock at maturity for each Note that you own instead of the principal amount in cash. As a result, you will be fully exposed to any decline in the market price of the applicable Underlying Stock at maturity. If you receive shares of the applicable Underlying Stock at maturity, the value of those shares is expected to be significantly less than the principal amount of the Notes or may have no value at all. Therefore, you could lose some or all of your principal amount.
t	Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not any repayment of principal or any other amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	The Probability That the Applicable Final Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — “Volatility” refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its applicable Trigger Price on the Final Valuation Date of the Notes, resulting in the loss of some or all of your investment. In addition, the applicable Coupon Rate is set on the Trade Date and depends in part on this expected volatility. However, a stock’s volatility can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.
t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of the applicable Underlying Stock is above the applicable Trigger Price. At maturity, we will either repay you the full principal amount per Note or, if the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, we will deliver to you one share of the applicable Underlying Stock per Note at maturity, which is expected to be worth significantly less than your principal amount and may have no value at all. This contingent repayment of principal based on whether the Final Price is below the Trigger Price applies only if you hold your Notes to maturity.
t	Your Return on the Notes Is Expected to Be Limited to the Accrued Coupon Payments, Regardless of Any Appreciation in the Value of the Applicable Underlying Stock — Unless the applicable Final Price is less than the applicable Trigger Price, for each Note, you will receive the principal amount at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Underlying Stock, which may be significant. If the applicable Final Price is less than the applicable Trigger Price, we will deliver to you shares of the applicable Underlying Stock at maturity that will be worth less than the applicable Trigger Price as of the Final Valuation Date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes is expected to be limited to the coupons paid on the Notes. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the applicable Underlying Stock during the term of the Notes.
t	Contingent Repayment of Principal Depends Solely on the Closing Price of the Applicable Underlying Stock on the Final Valuation Date — If the closing price of the applicable Underlying Stock on the Final Valuation Date (i.e., the Final Price) is less than the applicable Trigger Price, you will be fully exposed to any depreciation in the applicable Underlying Stock. Because the Final Price will be determined based on the closing price on a single trading day near the end of the term of the Notes, the price of the applicable Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the applicable Trigger Price. This difference could be particularly large if there is a significant decrease in the price of the applicable Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the applicable Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.
t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

t	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the applicable Underlying Stock.
t	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
t	No Dividend Payments or Voting Rights or Other Ownership Rights in the Applicable Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.
t	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We assume no responsibility for the adequacy of the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-1-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the number of shares of the applicable Underlying Stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.
t	Hedging and Trading in the Applicable Underlying Stock — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Notes declines.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t	Potential JPMorgan Chase & Co. Impact on the Market Price of the Underlying Stock — Trading or transactions by JPMorgan Chase Co. or its affiliates in the applicable Underlying Stock or in futures, options or other derivative products on the applicable Underlying Stock adversely affect the market value of the applicable Underlying Stock and, therefore, the market value of the Notes.
t	Many Economic and Market Factors Will Influence the Value of the Notes — In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and that are set out in more detail in product supplement no. UBS-1-I.

Risks Relating Specifically to the Notes Linked to the American Depositary Shares of Siemens AG (Siemens Aktiengesellschaft)

t	Risks Associated with Non-U.S. Companies: An investment in the Notes linked to the American depositary shares (or “ADSs”) representing interests in the ordinary shares of Siemens AG (Siemens Aktiengesellschaft) (which we refer to as “Siemens”), which are issued by a German issuer, involves risks associated with the home country of Siemens. The ADSs of Siemens, which are quoted and traded in U.S. dollars on the New York Stock Exchange, may trade differently from the ordinary shares of Siemens quoted and traded in European Union euros on the Frankfurt Stock Exchange. Non-U.S. companies, such as those in Germany, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer (i.e., Germany), including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
t	Notes Linked to the ADSs of Siemens Are Subject to Currency Exchange Rate Risk: Because the ADSs of Siemens are quoted and traded in U.S. dollars on the New York Stock Exchange and the ordinary shares of Siemens are quoted and traded in European Union euros on the Frankfurt Stock Exchange, fluctuations in the exchange rate between the European Union euro and the U.S. dollar will likely affect the relative value of the ADSs of Siemens and the ordinary shares of Siemens, and, as a result, will likely affect the market price of the ADSs trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the applicable Notes and whether the applicable Final Price will fall below the applicable Trigger Price on the Final Valuation Date. The European Union euro has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the European Union euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the applicable Notes. The exchange rates between the European Union euro and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Germany and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Germany and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Germany, the United States and other jurisdictions important to international trade and finance.
t	There Are Important Differences Between the Rights of Holders of ADSs of Siemens and the Rights of Holders of the Ordinary Shares of Siemens: For Notes linked to the ADSs of Siemens, you should be aware that your return on those Notes is linked to the price of the ADSs and not the ordinary shares of Siemens. There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares. Each ADS is a security evidenced by an American depositary receipt that represents one ordinary share of Siemens. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Siemens, and holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of Siemens may be significant and may materially and adversely affect the value of the ADSs and, as a result, the Notes linked to the ADSs of Siemens.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity under different hypothetical scenarios on a hypothetical offering of Notes linked to a hypothetical Underlying Stock assuming the following*:

Hypothetical term:	12 months
Hypothetical Coupon Rate**:	6.00% per annum (or $0.05 per monthly period)
Hypothetical Initial Price:	$10.00 per share
Hypothetical Trigger Price:	$8.00 (80% of the Initial Price)
Hypothetical Principal Amount:	$10.00 per Note (equal to the Initial Price)
Hypothetical Dividend yield on the Underlying Stock***:	3.00% during the term of the Notes (3.00% annual dividend yield)

*	Actual Coupon Rate and other terms for each Note to be set on the Trade Date. The actual value of the Coupon Payments you will receive over the term of the Notes, the actual market value of one share of the applicable Underlying Stock or the principal amount, as applicable, you may receive at maturity, and therefore the total return at maturity, and the actual Trigger Price applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Price of the applicable Underlying Stock, which will be set on the Trade Date.
**	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis.
***	Hypothetical dividend yield holders of the hypothetical Underlying Stock might receive over the term of the Notes.

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying Stock. These examples and return table are intended to illustrate (a) how the value of the payment at maturity on the Notes will depend on whether the Final Price of the applicable Underlying Stock is below the specified Trigger Price and (b) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying Stock in certain scenarios.

Hypothetical Examples

Scenario #1: The Final Price of the Underlying Stock is not below the Trigger Price of $8.00.

Because the Final Price of the Underlying Stock is not below the Trigger Price of $8.00, we will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Underlying Stock if the price appreciation of the Underlying Stock (including dividends) is less than 6.00%.

If the closing price of the Underlying Stock on the Final Valuation Date is $10.00 (no change in the price of the Underlying Stock):

Payment at Maturity:	$10.00
Coupons:	$0.60 ($0.05 × 12 = $0.60)
Total:	$10.60
Total Return on the Notes:	6.00%

In this example, the total return on the Notes is 6.00% while the total return on the Underlying Stock is 3.00%.

If the closing price of the Underlying Stock on the Final Valuation Date is $13.00 (an increase of 30%):

Payment at Maturity:	$10.00
Coupons:	$0.60 ($0.05 × 12 = $0.60)
Total:	$10.60
Total Return on the Notes:	6.00%

In this example, the total return on the Notes is 6.00% while the total return on the Underlying Stock is 33.00%.

If the closing price of the Underlying Stock on the Final Valuation Date is $8.50 (a decline of 15%):

Payment at Maturity:	$10.00
Coupons:	$0.60 ($0.05 × 12 = $0.60)
Total:	$10.60
Total Return on the Notes:	6.00%

In this example, the total return on the Notes is 6.00% while the total return on the Underlying Stock is a loss of 12.00%.

Scenario #2: The Final Price of the Underlying Stock is below the Trigger Price of $8.00.

Because the Final Price of the Underlying Stock is below the Trigger Price of $8.00 we will deliver to you at maturity one share of the Underlying Stock for every Note you hold. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Underlying Stock on the Maturity Date.

If the closing price of the Underlying Stock on the Maturity Date is $4.00 (a decline of 60%):

Value of Each Share Received:	$4.00
Coupons:	$0.60 ($0.05 × 12 = $0.60)
Total:	$4.60
Total Return on the Notes:	-54.00%

In this example, the total return on the Notes is a loss of 54.00% while the total return on the Underlying Stock is a loss of 57.00%.

If the closing price of the Underlying Stock on the Maturity Date is $5.50 (a decline of 45%):

Value of Each Share Received:	$5.50
Coupons:	$0.60 ($0.05 × 12 = $0.60)
Total:	$6.10
Total Return on the Notes:	-39.00%

In this example, the total return on the Notes is a loss of 39.00% while the total return on the Underlying Stock is a loss of 42.00%.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

	Underlying Stock		Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Hypothetical Final Stock Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Value of Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(7)(9)
$15.00	50.00%	53.00%	$10.60	6.00%	N/A	N/A
$14.50	45.00%	48.00%	$10.60	6.00%	N/A	N/A
$14.00	40.00%	43.00%	$10.60	6.00%	N/A	N/A
$13.50	35.00%	38.00%	$10.60	6.00%	N/A	N/A
$13.00	30.00%	33.00%	$10.60	6.00%	N/A	N/A
$12.50	25.00%	28.00%	$10.60	6.00%	N/A	N/A
$12.00	20.00%	23.00%	$10.60	6.00%	N/A	N/A
$11.50	15.00%	18.00%	$10.60	6.00%	N/A	N/A
$11.00	10.00%	13.00%	$10.60	6.00%	N/A	N/A
$10.50	5.00%	8.00%	$10.60	6.00%	N/A	N/A
$10.00	0.00%	3.00%	$10.60	6.00%	N/A	N/A
$9.50	-5.00%	-2.00%	$10.60	6.00%	N/A	N/A
$9.00	-10.00%	-7.00%	$10.60	6.00%	N/A	N/A
$8.50	-15.00%	-12.00%	$10.60	6.00%	N/A	N/A
$8.00	-20.00%	-17.00%	$10.60	6.00%	N/A	N/A
$7.50	-25.00%	-22.00%	N/A	N/A	$8.10	-19.00%
$7.00	-30.00%	-27.00%	N/A	N/A	$7.60	-24.00%
$6.50	-35.00%	-32.00%	N/A	N/A	$7.10	-29.00%
$6.00	-40.00%	-37.00%	N/A	N/A	$6.60	-34.00%
$5.50	-45.00%	-42.00%	N/A	N/A	$6.10	-39.00%
$5.00	-50.00%	-47.00%	N/A	N/A	$5.60	-44.00%
$4.50	-55.00%	-52.00%	N/A	N/A	$5.10	-49.00%
$4.00	-60.00%	-57.00%	N/A	N/A	$4.60	-54.00%
$3.50	-65.00%	-62.00%	N/A	N/A	$4.10	-59.00%
$3.00	-70.00%	-67.00%	N/A	N/A	$3.60	-64.00%

(1)	A trigger event does not occur if the Final Price of the hypothetical Underlying Stock is not below the hypothetical Trigger Price.
(2)	A trigger event occurs if the hypothetical Final Price of the Underlying Stock is below the hypothetical Trigger Price.
(3)	If the hypothetical Final Price of the Underlying Stock is not below the Trigger Price, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Trigger Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date and the Maturity Date.
(4)	The stock price return is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your principal amount.
(5)	The total return on the Underlying Stock at maturity includes a 3.00% cash dividend payment.
(6)	Payment consists of the Principal Amount plus Coupon Payments of 6.00% per annum.
(7)	The total return on the Notes at maturity includes Coupon Payments of 6.00% per annum.
(8)	The actual value of payment consists of the market value of one share of the Underlying Stock, valued and delivered as of the Maturity Date, plus Coupon Payments of 6.00% per annum.
(9)	If a Trigger Event occurs, the total return on the Notes at maturity will be positive only in the event that the market price of the Underlying Stock on the Maturity Date is substantially greater than the Final Price of the Underlying Stock on the Final Valuation Date. Such an increase in price is not likely to occur.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the closing price of each Underlying Stock may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity for any specific offering of Notes linked to any specific Underlying Stock.

The hypothetical returns and hypothetical payouts on the notes shown above and on the previous page do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above and on the previous page would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. The information given below is for the four calendar quarters in each of 2006, 2007, 2008, 2009, 2010 and the first, second and third calendar quarters of 2011. Partial data is provided for the fourth calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stocks as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Staples, Inc.

According to its publicly available filings with the SEC, Staples, Inc., which we refer to as Staples, is an office products company, which sells a range of office products and services. The common stock of Staples, par value $0.0006 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Staples in the accompanying product supplement no. UBS-1-I. Staples’s SEC file number is 001-17586.

Historical Information Regarding the Common Stock of Staples

The following table sets forth the quarterly high and low closing prices for the common stock of Staples, based on daily closing prices on the primary exchange for the common stock of Staples, as reported by Bloomberg. The closing price of the common stock of Staples on December 6, 2011 was $14.88. The actual Initial Price will be the closing price of the common stock of Staples on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Staples has experienced significant fluctuations. The historical performance of the common stock of Staples should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Staples during the term of the Notes. We cannot give you assurance that the performance of the common stock of Staples will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Staples will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Staples.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$26.00	$22.01	$25.52
4/1/2006	6/30/2006	$26.98	$23.23	$24.32
7/1/2006	9/30/2006	$25.47	$21.25	$24.33
10/1/2006	12/31/2006	$27.54	$24.27	$26.70
1/1/2007	3/31/2007	$27.55	$25.01	$25.84
4/1/2007	6/30/2007	$26.96	$23.73	$23.73
7/1/2007	9/30/2007	$25.03	$21.45	$21.49
10/1/2007	12/31/2007	$24.78	$19.76	$23.07
1/1/2008	3/31/2008	$23.94	$19.99	$22.11
4/1/2008	6/30/2008	$25.61	$21.44	$23.75
7/1/2008	9/30/2008	$26.06	$20.63	$22.50
10/1/2008	12/31/2008	$22.14	$13.67	$17.92
1/1/2009	3/31/2009	$18.98	$14.63	$18.11
4/1/2009	6/30/2009	$21.91	$18.41	$20.17
7/1/2009	9/30/2009	$23.29	$18.86	$23.22
10/1/2009	12/31/2009	$25.01	$21.64	$24.59
1/1/2010	3/31/2010	$25.93	$22.56	$23.39
4/1/2010	6/30/2010	$24.86	$19.05	$19.05
7/1/2010	9/30/2010	$20.92	$17.64	$20.92
10/1/2010	12/31/2010	$22.92	$20.01	$22.77
1/1/2011	3/31/2011	$23.68	$19.33	$19.42
4/1/2011	6/30/2011	$21.33	$14.80	$15.80
7/1/2011	9/30/2011	$16.30	$12.49	$13.30
10/1/2011	12/6/2011*	$15.43	$12.79	$14.88

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through December 6, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of Staples from January 2, 2001 through December 6, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 75% of the closing price on December 6, 2011. The actual Trigger Price will be based on the closing price of the common stock of Staples on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Siemens AG (Siemens Aktiengesellschaft)

According to its publicly available filings with the SEC, Siemens AG (Siemens Aktiengesellschaft) , which we refer to as Siemens, a German company, is an electronics and electrical engineering company focusing on four sectors: industry, energy, healthcare, and infrastructures and cities. The ADSs of Siemens, each representing one common share of Siemens (no par value), are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Siemens in the accompanying product supplement no. UBS-1-I. Siemens’s SEC file number is 001-15174.

Historical Information Regarding the American Depositary Shares of Siemens

The following table sets forth the quarterly high and low closing prices for the ADSs of Siemens, based on daily closing prices on the primary exchange for Siemens, as reported by Bloomberg. The closing price of the ADSs of Siemens on December 6, 2011 was $101.70. The actual Initial Price will be the closing price of the ADSs of Siemens on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the ADSs of Siemens has experienced significant fluctuations. The historical performance of the ADSs of Siemens should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the ADSs of Siemens during the term of the Notes. We cannot give you assurance that the performance of the ADSs of Siemens will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Siemens will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the ADSs of Siemens.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$ 94.05	$ 84.23	$ 93.17
4/1/2006	6/30/2006	$ 98.76	$ 76.66	$ 86.82
7/1/2006	9/30/2006	$ 87.64	$ 78.80	$ 87.10
10/1/2006	12/31/2006	$ 98.59	$ 83.98	$ 98.55
1/1/2007	3/31/2007	$112.24	$ 98.21	$107.20
4/1/2007	6/30/2007	$143.17	$107.26	$143.06
7/1/2007	9/30/2007	$154.03	$116.75	$137.25
10/1/2007	12/31/2007	$158.48	$127.97	$157.36
1/1/2008	3/31/2008	$157.14	$104.93	$108.94
4/1/2008	6/30/2008	$120.60	$106.70	$110.13
7/1/2008	9/30/2008	$122.20	$ 92.57	$ 93.89
10/1/2008	12/31/2008	$ 90.20	$ 44.54	$ 75.75
1/1/2009	3/31/2009	$ 77.77	$ 47.86	$ 56.97
4/1/2009	6/30/2009	$ 77.98	$ 57.42	$ 69.19
7/1/2009	9/30/2009	$ 97.99	$ 63.94	$ 92.96
10/1/2009	12/31/2009	$102.87	$ 87.61	$ 91.70
1/1/2010	3/31/2010	$ 99.97	$ 84.80	$ 99.97
4/1/2010	6/30/2010	$102.72	$ 84.92	$ 89.53
7/1/2010	9/30/2010	$106.96	$ 89.78	$105.40
10/1/2010	12/31/2010	$124.70	$103.31	$124.25
1/1/2011	3/31/2011	$137.34	$115.68	$137.34
4/1/2011	6/30/2011	$145.94	$126.78	$137.53
7/1/2011	9/30/2011	$138.23	$ 88.19	$ 89.79
10/1/2011	12/6/2011*	$111.29	$ 86.96	$101.70

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through December 6, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the ADSs of Siemens from January 2, 2001 through December 6, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 75% of the closing price on December 6, 2011. The actual Trigger Price will be based on the closing price of the ADSs of Siemens on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Hess Corporation

According to its publicly available filings with the SEC, Hess Corporation, which we refer to as Hess, is a global integrated energy company that explores for, develops, produces, purchases, transports and sells crude oil and natural gas, manufactures refined petroleum products and purchases, transports, trades and markets refined petroleum products, natural gas and electricity. The common stock of Hess, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Hess in the accompanying product supplement no. UBS-1-I. Hess’s SEC file number is 001-01204.

Historical Information Regarding the Common Stock of Hess

The following table sets forth the quarterly high and low closing prices for the common stock of Hess, based on daily closing prices on the primary exchange for Hess, as reported by Bloomberg. The closing price of the common stock of Hess on December 6, 2011 was $60.42. The actual Initial Price will be the closing price of the common stock of Hess on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Hess has experienced significant fluctuations. The historical performance of the common stock of Hess should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Hess during the term of the Notes. We cannot give you assurance that the performance of the common stock of Hess will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Hess will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Hess.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$ 51.60	$44.54	$ 47.47
4/1/2006	6/30/2006	$ 52.85	$43.44	$ 52.85
7/1/2006	9/30/2006	$ 56.02	$40.09	$ 41.42
10/1/2006	12/31/2006	$ 52.51	$38.50	$ 49.57
1/1/2007	3/31/2007	$ 56.91	$47.31	$ 55.47
4/1/2007	6/30/2007	$ 61.00	$55.08	$ 58.96
7/1/2007	9/30/2007	$ 68.43	$55.24	$ 66.53
10/1/2007	12/31/2007	$104.40	$64.79	$100.86
1/1/2008	3/31/2008	$100.69	$81.85	$ 88.18
4/1/2008	6/30/2008	$133.80	$92.49	$126.19
7/1/2008	9/30/2008	$126.66	$76.11	$ 82.08
10/1/2008	12/31/2008	$ 80.01	$38.45	$ 53.64
1/1/2009	3/31/2009	$ 66.30	$49.99	$ 54.20
4/1/2009	6/30/2009	$ 68.04	$50.41	$ 53.75
7/1/2009	9/30/2009	$ 57.29	$47.50	$ 53.46
10/1/2009	12/31/2009	$ 61.53	$51.79	$ 60.50
1/1/2010	3/31/2010	$ 65.83	$57.03	$ 62.55
4/1/2010	6/30/2010	$ 65.56	$49.69	$ 50.34
7/1/2010	9/30/2010	$ 59.12	$49.88	$ 59.12
10/1/2010	12/31/2010	$ 76.54	$59.49	$ 76.54
1/1/2011	3/31/2011	$ 87.03	$77.17	$ 85.21
4/1/2011	6/30/2011	$ 86.74	$68.73	$ 74.76
7/1/2011	9/30/2011	$ 75.78	$51.48	$ 52.46
10/1/2011	12/6/2011*	$ 65.66	$49.46	$ 60.42

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through December 6, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of Hess from January 2, 2001 through December 6, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 70% of the closing price on December 6, 2011. The actual Trigger Price will be based on the closing price of the common stock of Hess on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Oracle Corporation

According to its publicly available filings with the SEC, Oracle Corporation, which we refer to as Oracle, is an enterprise software company that develops, manufactures, markets, distributes and services database and middleware software; applications software; and hardware systems, consisting primarily of computer server and storage products. The common stock of Oracle, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Oracle in the accompanying product supplement no. UBS-1-I. Oracle’s SEC file number is 000-51788.

Historical Information Regarding the Common Stock of Oracle

The following table sets forth the quarterly high and low closing prices for the common stock of Oracle, based on daily closing prices on the primary exchange for the common stock of Oracle, as reported by Bloomberg. The closing price of the common stock of Oracle on December 6, 2011 was $31.73. The actual Initial Price will be the closing price of the common stock of Oracle on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Oracle has experienced significant fluctuations. The historical performance of the common stock of Oracle should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Oracle during the term of the Notes. We cannot give you assurance that the performance of the common stock of Oracle will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that common stock of Oracle will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Oracle.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$13.99	$12.20	$13.69
4/1/2006	6/30/2006	$14.93	$13.18	$14.49
7/1/2006	9/30/2006	$18.23	$14.10	$17.74
10/1/2006	12/31/2006	$19.66	$17.10	$17.14
1/1/2007	3/31/2007	$18.49	$16.29	$18.13
4/1/2007	6/30/2007	$19.88	$18.14	$19.71
7/1/2007	9/30/2007	$21.99	$19.11	$21.65
10/1/2007	12/31/2007	$23.04	$19.36	$22.58
1/1/2008	3/31/2008	$23.07	$18.44	$19.56
4/1/2008	6/30/2008	$23.18	$19.84	$21.00
7/1/2008	9/30/2008	$23.52	$18.10	$20.31
10/1/2008	12/31/2008	$19.86	$15.40	$17.73
1/1/2009	3/31/2009	$18.68	$13.85	$18.07
4/1/2009	6/30/2009	$21.63	$18.07	$21.42
7/1/2009	9/30/2009	$22.86	$20.18	$20.84
10/1/2009	12/31/2009	$25.01	$20.34	$24.54
1/1/2010	3/31/2010	$26.04	$23.06	$25.69
4/1/2010	6/30/2010	$26.51	$21.46	$21.46
7/1/2010	9/30/2010	$27.50	$21.55	$26.85
10/1/2010	12/31/2010	$31.76	$26.90	$31.30
1/1/2011	3/31/2011	$33.69	$30.14	$33.37
4/1/2011	6/30/2011	$36.37	$30.81	$32.91
7/1/2011	9/30/2011	$34.09	$24.78	$28.74
10/1/2011	12/6/2011*	$33.69	$27.94	$31.73

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through December 6, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the daily performance of the common stock of Oracle from January 2, 2001 through December 6, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 80% of the closing price on December 6, 2011. The actual Trigger Price will be based on the closing price of the common stock of Oracle on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the Notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the Notes.

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Notes.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-17 of the accompanying product supplement no. UBS-1-I.

The total aggregate principal amount of Notes being offered by this free writing prospectus may not be purchased by investors in the offering. Under these circumstances, JPMS will retain the unsold portion of the offering and has agreed to hold such Notes for investment for a period of at least 30 days. The unsold portion of Notes will not exceed 15% of the aggregate principal amount of Notes. See “Underwriting (Conflicts of Interest)” beginning on page PS-38 of the accompanying product supplement no. UBS-1-I for additional information.